Exhibit 99.1

JONES ENERGY, INC. APPOINTS ROBB L. VOYLES TO THE BOARD OF DIRECTORS

Austin, TX — July 22, 2014 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) today announced that Robb L. Voyles has been appointed to serve as a director of the Company effective July 21, 2014.  Mr. Voyles will serve as an independent director and a member of the audit committee.  Mr. Voyles currently serves as Executive Vice President and General Counsel for Halliburton.

Jonny Jones, Chairman and CEO, stated, “We are very happy to have Robb join the board of Jones Energy as our fifth independent director.  His experience within the legal profession and his current role as an executive in the energy industry will provide our board with another valuable voice and perspective as we continue to grow and guide the company.”

Mr. Voyles, prior to his current role with Halliburton, was a senior partner at Baker Botts L.L.P. where he served as the Chair of the Litigation Department and a member of its executive committee.  He holds a Juris Doctor degree from the University of Michigan and a B.B.A. in accounting from the University of Dayton.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Mark Brewer, 512-493-4833

Investor Relations Manager

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO